EXHIBIT 5.1

5441 Kietzke Lane | Second Floor | Reno, Nevada 89511
Telephone  (775) 327-3000 | Facsimile  (775) 786-6179
Website: http://www.halelane.com

December 24, 2007

Vyteris, Inc.
13-01 Pollitt Drive
Fair Lawn, NJ  07410

Re:            Registration Statement on Form S-3

Ladies and Gentlemen:

We are acting as special Nevada counsel for Vyteris, Inc., a Nevada corporation (the “Company”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”) relating to the registration under the Securities Act of 1933, as amended (the “Act”), of an indeterminate number of shares of common stock, $0.001 par value, of Vyteris, Inc., a Nevada corporation (the “Company”), to be issued from time to time and having an aggregate maximum offering price of $50,000,000 (the “Shares”).

We have reviewed and are familiar with (a) the Company’s Articles of Incorporation, as amended, and Bylaws, as amended, (b) a certificate of an officer of the Company representing certain matters in connection with the Company’s capitalization, which representations we have assumed the validity of and relied on, and (c) such other matters as we have deemed necessary for this opinion.  We have assumed that (i) the resolutions authorizing the Company to issue, offer and sell the Shares will be duly adopted by the Company’s Board of Directors (or a duly authorized committee thereof) and will be in full force and effect at all times at which the Shares are offered or sold by the Company, and (ii) the number of Shares issued by the Company, when combined with the number of shares of Common Stock of the Company then outstanding or issuable upon conversion or exercise of convertible or exercisable securities, will not exceed the number of authorized shares of Common Stock then set forth in the Company’s Articles of Incorporation.

Based upon the foregoing, we are of the opinion that the Shares to be offered and sold by the Company under the Registration Statement, when issued in accordance with the terms of the Registration Statement and resolutions duly approved by the Board of Directors, will be duly authorized and legally issued by the Company and fully paid and nonassessable.  This opinion is limited to matters governed by the laws of the State of Nevada.

Hale Lane Peek Dennison and Howard
LAS VEGAS OFFICE: 2300 West Sahara Avenue | Eighth Floor | Box 8 | Las Vegas, Nevada 89102 | Phone (702) 222-2500 | Fax (702) 365-6940
CARSON CITY OFFICE: 777 East William Street | Suite 200 | Carson City, Nevada 89701 | Phone (775) 684-6000 | Fax (775) 684-6001

Vyteris, Inc. December 24 2007 Page 2

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement and in the Prospectus included therein.  In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                                    Sincerely,

                                    Hale Lane Peek Dennison and Howard
                                    Professional Corporation